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                               November 19, 1997


                                                                  HAND DELIVERED

National HealthCare L.P.
100 Vine Street
Murfreesboro, Tennessee  37130

Attention:   Richard F. LaRoche, Jr.
             Senior Vice President and Secretary, NHC, Inc.
             Managing General Partner

         Re:      National HealthCare L.P. Plan of Restructure

Gentlemen:

         We have served as tax counsel to National HealthCare L.P., a Delaware limited partnership ("NHC"), in connection with (i) its incorporation of National Health Realty, Inc., a Maryland corporation that is intended to qualify as a real estate investment trust for federal income tax purposes (the "REIT"),
(ii) its proposed formation of NHR/OP, L.P., a Delaware limited partnership (the "Operating Partnership"), (iii) its proposed contribution (subject to certain liabilities) of certain real properties, mortgage notes and other assets (the "REIT Assets") to the REIT and the Operating Partnership in exchange for one hundred percent (100%) of the issued and outstanding capital stock of the REIT and approximately six hundred forty-three thousand seven hundred forty-eight (643,748) units of limited partnership interest in the Operating Partnership,
(iv) its proposed distribution of all REIT stock to the NHC unitholders and its Operating Partnership units to National Health Corporation, a Tennessee corporation and NHC's administrative general partner ("National"), (v) its incorporation of National HealthCare Corporation, a Delaware corporation (the "Corporation"), and (vi) the proposed merger of NHC with and into the Corporation, all as more particularly described in the Proxy Statement and Joint Form S-4 described below.

         In connection with these transactions, you have asked us to render our opinion regarding certain federal income tax consequences. At your request, we have also participated in the preparation of the federal income tax considerations discussion contained in the Joint Form S-4 described below. Subject to the assumptions, qualifications and limitations contained therein, said discussion fully and fairly addresses the federal income tax issues material to NHC unitholders in connection with the Plan of Restructure as defined in said Joint Form S-4. Said discussion, however, should be read in its entirety and is supported by the opinion of counsel, which is set forth below. Tax counsel consents to the inclusion of a copy of this opinion as an exhibit to said Joint Form S-4 as filed with the Securities and Exchange Commission.

         In response to your request, our opinion is set forth below.

         This opinion is based upon the provisions of the Internal Revenue Code of 1986, as amended to the date of this letter (the "Code"), the existing U.S. Treasury Regulations (the "Regulations") and proposed Regulations thereunder, judicial decisions and currently published administrative rulings generally available as of the date of this letter. Any such authority may be changed, perhaps retroactively. Therefore, no assurance can be given that any such changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, we undertake no responsibility to advise


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National HealthCare L.P.
November 19, 1997
Page 2



you of any new developments in the application or interpretation of the federal income tax laws to the transactions discussed herein. The Internal Revenue Service (the "IRS") is not bound by our opinion.

         In rendering this opinion, we have reviewed the Proxy Statement for Special Meeting of Partners of NHC and Joint Form S-4 of the REIT and the Corporation (Registration Statement Nos. 333-37173 and 333-37185 under the Securities Act of 1933) filed with the Securities and Exchange Commission on October 3, 1997, as amended (the "Joint Form S-4"), and exhibits attached thereto.

         In rendering our opinion, we have assumed: (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the due execution of all documents where due execution and delivery are prerequisites to the effectiveness thereof, (vi) the authority and capacity of the individual or individuals who execute any such documents on behalf of any person or entity,
(vii) the factual accuracy of all representations, warranties and other statements made by all persons in connection with the transactions described in the Joint Form S-4, (viii) that the transactions contemplated by the Joint Form S-4 will be consummated as described therein and, as relevant, summarized below, and (ix) that NHC, the REIT, the Operating Partnership and the Corporation have the legal right and power under all applicable laws and regulations to enter into, execute and consummate such transactions. We have also relied upon and our opinion assumes the accuracy of certain written representations made to us by NHC.

                             BRIEF SUMMARY OF FACTS

         NHC is a Delaware limited partnership that principally operates residential care facilities, long-term healthcare centers and home healthcare centers and programs throughout the southeastern United States. Units of limited partnership interest in NHC are traded over the American Stock Exchange. NHC intends to transfer most of the REIT Assets to the REIT, a recently formed Maryland corporation, and a small portion of the REIT Assets to the Operating Partnership, a yet to be formed Delaware limited partnership, in exchange for all of the issued and outstanding capital stock of the REIT, the assumption by the REIT of certain liabilities secured by the REIT Assets, and approximately six hundred forty-three thousand seven hundred forty-eight (643,748) units of limited partnership interest in the Operating Partnership. NHC intends to distribute all of the REIT stock to NHC's unitholders on the basis of one REIT share per one NHC unit; provided, however, National shall receive all of NHC's Operating Partnership units on the basis of one such unit for each NHC unit held by National, which distribution shall thereby reduce the REIT shares National would otherwise receive on a one for one basis. The REIT intends to satisfy the requirements of Part 2 of subchapter M of the Code, so as to qualify and be taxed for federal income tax purposes as a real estate investment trust.

         Immediately following the distribution of the REIT stock and the Operating Partnership units to the NHC unitholders, NHC will merge with and into National HealthCare Corporation, a recently formed Delaware corporation. Pursuant to the merger, each outstanding unit of NHC will represent the right to receive one share of common stock of the Corporation. Following the merger, NHC will cease to exist.

                             DISCUSSION AND OPINIONS

NHC'S CONTRIBUTION OF ASSETS TO THE REIT

         Nonrecognition Rule of Code Section 351. Under the general rule of Code section 351, no gain or loss is recognized upon the transfer of property to a corporation by the transferors of such property solely in exchange for stock in the corporation if immediately thereafter the transferors are in control of the corporation. Control is defined in Code section 368(c) as the ownership of eighty percent (80%) of the voting stock and eighty percent (80%) of each class of non-voting stock of a corporation.




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National HealthCare L.P.
November 19, 1997
Page 3



         In exchange for its contribution to the REIT of most of the REIT Assets, NHC will receive one hundred percent (100%) of the REIT's outstanding capital stock. NHC will then immediately distribute all of the REIT stock to NHC's unitholders. Although NHC will hold the REIT shares immediately after its transfer of such assets to the REIT, it will hold them only for an instant. Whether a transaction involving two or more steps (e.g., NHC's contribution of assets to the REIT in exchange for REIT stock and the distribution of such REIT stock to NHC's unitholders) should be collapsed or integrated for purposes of determining whether the "immediately after" requirement of section 351 has been satisfied has frequently been the subject of interpretation by the IRS and courts.

         In the case of a partnership that contributes assets to a corporation in exchange for corporate stock and immediately thereafter liquidates by distributing the stock to its partners "in proportion to their partnership interests," the IRS has ruled that the "immediately after" requirement of section 351 is satisfied. Revenue Ruling 84-111, 1984-2 C.B. 88. This is so even though the identities of the actual contributor or transferor of property to the corporation (the partnership) and the ultimate recipient of the corporate stock (the partners) were not the same. As discussed below, NHC's distribution of the REIT stock and Operating Partnership units followed immediately by NHC's merger into the Corporation will be treated as a liquidation of NHC. Accordingly, it is the opinion of Tax Counsel that, if challenged, it is more likely than not that the general nonrecognition rule of section 351 would apply to NHC's contribution of REIT Assets to the REIT, except as otherwise provided below.

         Investment Company Exception. An exception to the general nonrecognition rule of Code section 351 is found in section 351(e), which provides that section 351 shall not apply to a "transfer of property to an investment company." The Regulations state that a transfer is considered to be to an investment company if: (i) the transfer is to, among others, a real estate investment trust, and (ii) the transfer results, directly or indirectly, in the diversification of the transferors' interests. Regulation ss. 1.351-1(c)(1).

         As described in the Joint Form S-4, NHC and the REIT intend that the REIT qualify and be taxed as a real estate investment trust. In that regard, an opinion of Goodwin, Procter & Hoar LLP, Boston, Massachusetts, special counsel to the REIT, that the form of organization and proposed operations of the REIT are such as to enable it to be classified as a real estate investment trust for federal income tax purposes is attached as an Exhibit to the Joint Form S-4. Based upon that opinion, we anticipate that one of the two investment company definitional requirements would be met with respect to NHC's contribution of assets to the REIT.

         With respect to the second requirement, a transfer ordinarily results in the diversification of the transferors' interests if two or more persons transfer non-identical assets to a corporation in the exchange. Regulation ss. 1.351-1(c)(5).

         Although section 1002(a) of the Taxpayer Relief Act of 1997 amended Code section 351(e) to change, according to the Conference Committee Report, "the types of assets considered in the definition of an investment company in the present Treasury regulations" (which changes are inapplicable if the transfer is to a real estate investment trust), the new legislation "does not override. . . the requirement that a contribution of property to an investment company result in diversification in order for gain to be recognized."

         Since NHC is the only transferor of assets to the REIT for purposes of Code section 351, we are of the opinion that the second definitional requirement of an investment company is absent, and therefore, it is more likely than not that the investment company exception of section 351(e) would not apply to NHC's contribution of assets to the REIT.

         Exception for Liabilities in Excess of Basis. A further exception to the general nonrecognition rule of Code section 351 is found in section 357(c). Under section 357(c), if the sum of the liabilities assumed by the transferee corporation plus the liabilities to which the property contributed to the transferee corporation are subject exceed the total adjusted tax basis of the property contributed to the transferee corporation by the transferor, then the transferor must






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National HealthCare L.P.
November 19, 1997
Page 4




recognize gain in an amount equal to such excess. Although the REIT will assume certain liabilities in connection with NHC's contribution of assets to the REIT and the property to be contributed by NHC to the REIT will be subject to certain liabilities, NHC has represented in writing that such liabilities will not exceed the adjusted tax basis of the assets to be contributed to the REIT.

         Notwithstanding that Code section 357(c) limits any gain recognized to the amount that the liabilities exceed the transferor's basis in the contributed property, gain in an amount equal to the liabilities in full, not just the excess, would be recognized by a transferor in a section 351 transaction if the transferor's principal purpose, with respect to the transferee's assumption of liabilities or acquisition of property subject to liabilities, is to avoid federal income tax or if no bona fide business purpose exists for such assumption or acquisition. NHC has represented that the REIT's assumption of liabilities and NHC's transfer of assets to the REIT subject to certain liabilities is not for the purpose of avoiding federal income tax and that bona fide business purposes for the transaction exist, which purposes are set forth in substantial detail in the Joint Form S-4.

         Accordingly, and based solely upon NHC's representations, section 357(c) would be inapplicable to NHC's contribution of assets to the REIT.

NHC'S CONTRIBUTION OF ASSETS TO THE OPERATING PARTNERSHIP

         Under the general rule of Code section 721, no gain or loss is recognized to a partnership or its partners upon a partner's transfer or contribution of property to the partnership in exchange for an interest in the partnership. In contrast to Code section 351, section 721 does not impose a requirement that the transferors be in control of the partnership immediately after the transfer.

         Simultaneously with NHC's contribution of a portion of the REIT assets to the Operating Partnership, the REIT will contribute to the Operating Partnership those REIT Assets contributed to it by NHC. In exchange for its contribution to the Operating Partnership, NHC will receive approximately six hundred forty-three thousand seven hundred forty-eight (643,748) units of limited partnership interest in the Operating Partnership. NHC will then immediately distribute all of said Operating Partnership units to National. Since section 721 does not impose an immediately after control requirement as does section 351, Tax Counsel is of the opinion that NHC's distribution of the Operating Partnership units to National will not affect the application of Code section 721 to NHC's contribution of assets to the Operating Partnership. Accordingly, Tax Counsel is of the opinion that, if challenged, it is more likely than not that the general nonrecognition rule of Code section 721 would apply to NHC's contribution of assets to the Operating Partnership.

NHC'S DISTRIBUTION OF REIT SHARES & OPERATING PARTNERSHIP UNITS TO ITS
UNITHOLDERS

         As noted above, immediately following the contribution of the REIT Assets to the REIT and the Operating Partnership, NHC will distribute all of the REIT shares and Operating Partnership units that NHC receives upon such contributions to the NHC unitholders. Code section 731(b) provides that a partnership will not recognize gain or loss upon its distribution of property or money to its partners. As to the partners, Code section 731(a) generally provides that no gain or loss shall be recognized by a partner upon the distribution to the partner of property other than money.

         For purposes of section 731(a), "marketable securities" are generally treated as money. Marketable securities are defined in section 731(c) to include, in part, (i) stock that is, as of the date of distribution, actively traded within the meaning of Code section 1092(d)(1), and (ii) other equity interests that, pursuant to their terms or any other arrangement, are readily convertible into, or exchangeable for, money or marketable securities. Regulations promulgated under section 731(c) provide that stock is actively traded if it is of a type that is, as of the date of distribution, listed on a national securities exchange. It is anticipated that as of the Effective Time (as defined in the Joint Form S-4) the REIT shares will be approved for listing on the American Stock Exchange, though such listing will






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National HealthCare L.P.
November 19, 1997
Page 5



not be effective until some time after the Effective Time. Furthermore, while the Operating Partnership units will not be listed on an exchange, they will be convertible into REIT shares.

        However, section 741(c)(4) of the Uruguay Round Agreements Act, which amended Code section 731 to include marketable securities within the definition of money, provides that such amendments do not apply to the distribution of marketable securities in a "qualified partnership liquidation" if (i) such securities were received by the partnership in a nonrecognition transaction for substantially all of the partnership's assets, (ii) such securities are distributed by the partnership within 90 days after their receipt by the partnership, and (iii) the partnership is liquidated before the beginning of the partnership's first taxable year beginning after December 31, 1997. For purposes of this transitional rule, a "qualified partnership liquidation" is a complete liquidation of a publicly traded partnership as defined in Code section 7704(b) that is an existing partnership as defined in section 10211(c)(2) of the Revenue Act of 1987.

         NHC is a publicly traded and existing partnership as so defined. The REIT shares, the Operating Partnership units and stock in the Corporation will be issued to NHC in exchange for all of NHC's assets under the nonrecognition provisions of sections 351 and 721 and will be distributed by NHC to its unitholders within 90 days of their receipt by NHC. As discussed below, the distribution by NHC of the REIT stock and the Operating Partnership units followed immediately by the merger of NHC into the Corporation will be treated for federal income tax purposes as a complete termination and liquidation of NHC, which is to be effective prior to NHC's first taxable year after December 31, 1997.

         Accordingly, Tax Counsel believes it is more likely than not that Code section 731(c) would not apply to NHC's distribution of the REIT shares and Operating Partnership units. Therefore, subject to the limitations, facts and assumptions expressed herein, Tax Counsel is of the opinion that it is more likely than not that neither NHC nor its unitholders will recognize gain upon NHC's distribution of the REIT shares and Operating Partnership units to NHC's unitholders.

MERGER OF NHC INTO THE CORPORATION

         Incorporation of the Corporation. The incorporation of the Corporation by NHC is intended to qualify as a tax free incorporation under Code section
351. It is the opinion of Tax Counsel that neither the Corporation nor NHC would recognize gain upon the formation of the Corporation and that the Corporation will be taxed as a corporation for federal income tax purposes.

         The Merger: Constructive Contribution of Assets and Code Section 351. The merger of NHC into the Corporation immediately following the distribution by NHC of the REIT stock and the Operating Partnership units will be treated for federal income tax purposes as a complete termination and liquidation of NHC in which NHC unitholders receive shares in the Corporation and REIT shares in exchange for their units (though National will also receive Operating Partnership units). The merger of NHC into the Corporation will be treated as a contribution by NHC of its assets (other than those contributed to the REIT or the Operating Partnership) to the Corporation and the distribution by NHC of the Corporation's stock (with the REIT stock and Operating Partnership units) to NHC's unitholders. As noted above, under the general rule of Code section 351, no gain or loss is recognized upon the transfer of property to a corporation by the transferors of such property solely in exchange for stock in the corporation if immediately thereafter the transferors are in control, as defined in section 368(c), of the corporation.

         As discussed above, in Revenue Ruling 84-111 the IRS ruled that the "immediately after" requirement of section 351 is satisfied if a partnership contributes its assets to a corporation in exchange for corporate stock and immediately thereafter liquidates by distributing the stock to its partners "in proportion to their partnership interests." Although NHC will actually merge into the Corporation, NHC will cease to exist as a separate entity and, for federal income tax purposes, be treated as liquidating. Therefore, Tax Counsel is of the opinion that, if challenged, it is more






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National HealthCare L.P.
November 19, 1997
Page 6



likely than not that the general nonrecognition rule of Code section 351 would apply to NHC's "constructive contribution" of assets to the Corporation.

         As noted above, Code section 357 generally permits a corporation, in addition to issuing stock in a section 351 transaction, to assume liabilities of the transferor or acquire property from the transferor subject to liabilities, without causing the transferor to recognize gain or be precluded from obtaining the benefits of Code section 351. This rule does not apply, however, if either
(i) the principal purpose for the assumption or acquisition was tax avoidance (or was not a bona fide business purpose), or (ii) such liabilities exceed the transferor's basis in the contributed assets. NHC has represented that the liabilities to be assumed by the Corporation or to which assets constructively contributed to the Corporation are subject do not exceed NHC's adjusted tax bases in such assets. NHC has also represented that the principal purpose of the Corporation's assumption of such liabilities and acquisition of properties subject to liabilities is a bona fide business purpose and not the avoidance of taxes.

         Accordingly, and based solely upon NHC's representations, section 357(c) would be inapplicable to NHC's constructive contribution of assets to the Corporation.

         As discussed in detail above, the investment company exception to the nonrecognition rule of Code section 351 precludes section 351's application to a "transfer of property to an investment company." The Regulations provide that a transfer shall be considered to be made to an investment company if the transferee is, among others, a corporation more than eighty percent (80%) the value of which consists of assets held for investment that are readily marketable stocks or securities or interests in regulated investment companies or real estate investment trusts.

         The Taxpayer Relief Act of 1997 amended Code section 351 to expand the assets to be considered in determining whether a corporation is an investment company beyond those currently listed in the Regulations. Under Code section 351(e) as amended, an investment company includes any corporation if more than eighty percent (80%) of its assets by value consist of money, stocks and other corporate equity interests, evidences of indebtedness, options, forward or future contracts, notational principal contracts or derivatives, foreign currency, certain interests in precious metals, interests in real estate investment trusts and regulated investment companies, common trust funds, and publicly-traded partnership or other interests in non-corporate entities that are convertible into or exchangeable for any asset of a type previously listed. NHC has represented that the value of the Corporation's assets of the types listed will not equal or exceed eighty percent (80%) of the Corporation's value.

         As discussed above, to be a transfer to an investment company, the transfer must (i) be to, among others, a regulated investment company, a real estate investment trust, or a company more than eighty percent (80%) the value of which consists of assets of the types listed, and (ii) results, directly or indirectly, in the diversification of the transferor's interests.

         As noted above, a transfer ordinarily results in the diversification of the transferors' interest if two or more persons transfer non-identical assets to a corporation in the exchange. According to the Conference Committee Report, the changes to Code section 351(e) made by section 1002(a) of the Taxpayer Relief Act of 1997 do "not override. . . the requirement that a contribution of property to an investment company result in diversification in order for gain to be recognized."

         Accordingly, based on NHC's representation with regard to the value of the investment company type assets to be held by the Corporation and since NHC is the only transferor of assets to the Corporation for purposes of Code section 351, Tax Counsel is of the opinion that, if challenged, it is more likely than not that the investment company exception of section 351(e) would not apply to NHC's constructive contribution of assets to the Corporation.







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National HealthCare L.P.
November 19, 1997
Page 7


         The Merger: Constructive Distribution of Corporation Stock. Although NHC will, for purposes of state law, merge into the Corporation, NHC will be deemed to distribute to NHC's unitholders the Corporation stock it receives upon its constructive contribution of assets to the Corporation (with the REIT stock and Operating Partnership units) in complete liquidation of NHC and of the partnership interests of its unitholders.

         Code section 731(b) provides that a partnership will not recognize gain upon its distribution of property or money to its partners. As to the partners, Code section 731(a)(1) generally provides that no gain or loss shall be recognized by a partner upon a distribution to him of property, other than money, the definition of which includes "marketable securities" as discussed above. It is anticipated that as of the Effective Time the Corporation's shares will be approved for listing on the American Stock Exchange, though such listing will not be effective until some time thereafter.

         However, the definition of money does not include marketable securities if such are distributed in a "qualified partnership liquidation" that satisfies the requirements of the transitional rule of section 741(c)(4) of the Uruguay Round Agreements Act discussed above. For these purposes, a "qualified partnership liquidation" is a complete liquidation of a publicly traded partnership as defined in Code section 7704(b) that is an existing partnership as defined in section 10211(c)(2) of the Revenue Act of 1987. NHC is such a "publicly traded" "existing" partnership.

         The REIT shares, the Operating Partnership units and the Corporation stock will be issued to NHC in exchange for all of its assets under the nonrecognition rules of sections 351 and 721 and will be distributed within 90 days of their receipt by NHC. NHC's distribution of the REIT stock and the Operating Partnership units and its merger into the Corporation will be treated for federal income tax purposes as a complete termination and liquidation of NHC, which is to be effective prior to NHC's first taxable year after December 31, 1997. Accordingly, Tax Counsel is of the opinion that, if challenged, it is more likely than not that Code section 731(c) would not apply to the merger, and that, under Code section 731, NHC's unitholders would not recognize gain upon the complete liquidation of their limited partnership interests in NHC in exchange for the REIT shares, the Operating Partnership units and the Corporation's stock.

         Our opinion is rendered as of the date of this letter and is based on existing statutes, administrative rules and regulations, court decisions, and general legal principles, any of which could be changed at any time. Any such changes may apply retroactively, and could significantly modify our conclusions set forth above. Our opinion is limited to the specific matters described herein, and only represents Tax Counsel's best legal judgment of the application to the transactions described herein of federal income tax laws, existing judicial decisions, administrative regulations and published rulings and procedures; it has no binding effect or official status, and no assurance can be given that the conclusions reached in this opinion would be sustained by a court of law if contested. We undertake no obligation to update this opinion at any time. All opinions expressed herein relate only to matters governed by the laws of the United States of America. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion is being rendered to NHC in connection with the transactions contemplated in the Joint Form S-4. Tax Counsel consents to the inclusion of a copy of this opinion as an exhibit to said Joint Form S-4, which opinion is otherwise not to be quoted or relied upon by any other party without our prior written consent.


                                      Very truly yours,




                                      HARWELL HOWARD HYNE GABBERT & MANNER, P.C.